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                                                                 Exhibit (a)(19)

                                                           For Immediate Release
                                                           ---------------------


TENDER OFFER FOR COMSAT
EXTENDED BY LOCKHEED MARTIN


BETHESDA, Maryland, August 27, 1999 -- Lockheed Martin Corporation (NYSE: LMT) said today that its wholly owned subsidiary, Regulus, LLC, is extending its offer to purchase up to 49 percent (less certain adjustments) of the outstanding shares of common stock of COMSAT Corporation (NYSE: CQ) at a price of $45.50 per share, net to the seller in cash, until 12:00 noon, New York City time, on Saturday, September 18, 1999. The offer is being extended because certain required regulatory approvals have not yet been obtained.

The offer previously had been scheduled to expire on August 31, 1999. The terms of the extended tender offer otherwise remain the same as those of the original offer as set forth in the offering materials filed with the Securities & Exchange Commission on September 25, 1998.

The proposed Lockheed Martin/COMSAT strategic combination was announced September 20, 1998. On August 20, 1999, COMSAT shareholders approved the proposed merger. Upon completing the transaction, COMSAT will become an integral element of Lockheed Martin Global Telecommunications, a wholly owned subsidiary formed by Lockheed Martin to provide terrestrial and satellite networks for corporate and government customers worldwide.

According to First Chicago Trust of New York, the depositary for the tender offer, as of the close of business on August 26, 1999, 10,820,526 shares of COMSAT Corporation had been validly tendered and not withdrawn pursuant to the offer. None of these shares were tendered pursuant to notices of guaranteed delivery.

                                     -more-
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The Information Agent for the offer is Morrow & Co., Inc., and questions about the tender offer may be address to Morrow at 1/800-566-9061. The Dealer Manager is Bear, Stearns & Co., Inc., and questions may be address to it at 1/800-762-5237.

                                     # # #

CONTACT:  Charles Manor, Lockheed Martin Global Telecommunications, 301/581-2720

NOTE: Statements that are not historical facts are forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from anticipated results, including the effects of government budgets and requirements; economic conditions; competitive environment; timing of awards and contracts; the outcome of contingencies, including litigation and environmental remediation; and program performance, in addition to other factors not listed. See in this regard, the Corporation's filings with the SEC. The Corporation does not undertake any obligation to publicly release any revisions to forward-looking statements to reflect events or circumstances or changes in expectations after the date of this news release or the occurrence of anticipated events.